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Exhibit 14.1

                                 CODE OF ETHICS
                          FOR SENIOR FINANCIAL OFFICERS
                                       OF
                           HIENERGY TECHNOLOGIES, INC.

         This Code of Ethics for Senior Financial Officers of HiEnergy Technologies, Inc. (the "Company") has been adopted by the Board of Directors of the Company to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules and regulations by the Company's senior officers who have financial responsibilities. This Code of Ethics for Senior Financial Officers applies to the Company's Chief Executive Officer, Chief Financial Officer, Treasurer, Controller and other senior persons responsible for the Company's finance, control and accounting functions (the "Senior Financial Officers").

Compliance with Rules and Regulations

The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. This Code of Ethics does not detract from any other policies or procedures of the Company that may apply, and does not detract from the responsibility of Senior Financial Officers to create a culture of high ethical standards and commitment to compliance, maintain a work environment that encourages employees to raise concerns, and promptly address employee compliance concerns.

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Company's business, each Senior Financial Officer must avoid any activity of personal interest that creates or appears to create a conflict between his or her interests and the interests of the Company. A conflict of interest occurs when a person's private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. Each Senior Financial Officer should conduct the Company's business in an honest and ethical manner, and never act in a manner that could cause him or her to lose his or her independence and objectivity.

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Conflicts of interest include, but are not limited to, the following examples:

o having an ownership interest in, being employed by or serving as a director of an entity that competes with the Company, does business with the Company, such as a customer, supplier or business partner, or receives charitable contributions made by the Company;

o participating in a joint venture, partnership or other business arrangement or investment with the Company;


o conducting Company business with a family member or taking any business action that improperly benefits a family member; and

o receiving improper personal benefits as a result of the Senior Financial Officer position in the Company. Before making any investment, accepting any position or benefits or participating in any transaction or business arrangement that crates or appears to create a conflict of interest, each Senior Financial Officer must obtain the written approval of the Audit Committee of the Board of Directors.

Accurate and Timely Periodic Reports

As a public company, the Company is required to file various periodic reports with the Securities and Exchange Commission. The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files, or submits to, the Securities and Exchange Commission and applicable exchange commissions and in other public communications made by the Company. Specifically, the Company shall:

                  (i) maintain accurate books and records that fully, fairly and accurately reflect the Company's financial information and reporting of transactions;

                  (ii) ensure that the financial statements and other financial information included in periodic reports is prepared in accordance with generally accepted accounting principles and fairly presents in all material respects the financial condition, results of operations and cash flows of the Company;

                  (iii) maintain disclosure controls and procedures designed to ensure that material information relating to the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared;

                  (iv) maintain internal controls and procedures for financial reporting designed to provide reasonable assurances that the Company's financial statements are fairly presented in conformity with generally accepted accounting principles;


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                  (v) prohibit the establishment of any undisclosed or
         unrecorded funds or assets;

                  (vi) disclose material off-balance sheet transactions in compliance with applicable laws and regulations; and

                  (vii) otherwise present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company's periodic reports.

Reporting any Illegal or Unethical Behavior

Each Senior Financial Officer has a duty to adhere to this Code and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures. Senior Financial Officers are required to report to the Vice-President or Audit Committee any observed violations of this Code or any other illegal or unethical behavior or, when in doubt, to consult Company counsel about the best course of action in a particular situation.

It is the policy of the Company not to allow retaliation for reports of violations of this Code or any other illegal or unethical behavior by any employee made in good faith. All Senior Financial Officers are expected to cooperate in internal investigations of misconduct.

Waivers of the Code

The Company will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in waivers of this Code of Ethics may be made only by the Board of Directors or the Audit Committee of the Board and will be disclosed as required under applicable law and regulations.

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